                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Inland Steel Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

INLAND STEEL INDUSTRIES, INC.

Robert J. Darnall
Chairman, President and
Chief Executive Officer

                                                               April [17], 1998

Dear Stockholder:

  You are invited to attend the 1998 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 27, 1998, at 10:30 a.m. at the First Chicago Center, One First National Plaza, Chicago, Illinois. I hope you will be able to join us.

  At the meeting we will discuss        . In addition, you will have an
opportunity to ask questions. The attached notice and proxy statement describe the meeting's agenda.

  I look forward to seeing you on May 27. If you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided.

                                   Cordially,

                                   LOGO
                                   Chairman, President and
                                   Chief Executive Officer

                30 West Monroe Street, Chicago, Illinois 60603

INLAND STEEL INDUSTRIES, INC.
30 WEST MONROE STREET
CHICAGO, ILLINOIS 60603

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 1998

To the Stockholders of INLAND STEEL INDUSTRIES, INC.:

  We will hold the Annual Meeting of Stockholders of Inland Steel Industries, Inc., a Delaware corporation, at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 27, 1998, beginning at 10:30 a.m., Chicago time, for the purpose of:

  1.   Electing directors of the Company;

  2. Electing an independent public accounting firm to conduct the 1998 audit of the Company's accounts; and

  3. Considering any other matter that may properly come before the meeting, including the stockholder proposals described in the attached proxy statement.

  Holders of voting securities at the close of business on April 1, 1998 are entitled to receive notice of and vote at the Annual Meeting.

  Included with this Notice of the Annual Meeting is a Proxy Statement. Holders of voting securities, whether or not they expect to be at the Annual Meeting, are requested to vote their proxies by signing, dating and returning the enclosed proxy card in the accompanying envelope as soon as possible.

  The Company's 1997 Annual Report, which includes the Company's 1997 financial statements, was previously mailed to holders of voting securities.

                                   By order of the Board of Directors,

                                   CHARLES B. SALOWITZ, Secretary

April 17, 1998
Chicago, Illinois

                         INLAND STEEL INDUSTRIES, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT

  The Board of Directors solicits the enclosed proxy for the purpose of voting on certain matters at the Company's 1998 Annual Meeting.

  MacKenzie Partners, Inc. will assist in this solicitation. Proxies may also be personally solicited by the directors and officers and other employees of the Company. The Company will pay the cost of soliciting proxies, including a fee of [$] plus expenses to MacKenzie Partners, Inc. The Company will also reimburse brokers, banks and similar organizations for the reasonable expenses they incur in distributing proxy materials to and obtaining instructions from beneficial owners. Proxy statements will be first mailed on or about April [17], 1998.

  The Company's voting securities outstanding on April 1, 1998 consisted of
[      ] shares of common stock with one vote per share, [      ] shares of
Series A $2.40 Cumulative Convertible Preferred Stock with one vote per share,
[      ] shares of Series E ESOP Convertible Preferred Stock with 1.25 votes per share, and $100,000,000 principal amount of 10.23% Subordinated Voting Notes with 30.604 votes per $1,000 of principal amount. With respect to the matters expected to be voted upon at the Annual Meeting, all voting securities vote together without regard to class.

  Voting securities for which an effective proxy is returned by signing, dating, and mailing the enclosed proxy card will be voted as directed by the holder. If the holder returns an effective proxy without direction, the voting securities represented by that proxy will be voted for the Board's nominees, for the election of Price Waterhouse LLP as auditors, and against the stockholder proposals described herein. An effective proxy may be revoked by the holder: (1) by submitting a revocation letter dated subsequent to the proxy, (2) by delivering a second signed proxy dated subsequent to the first signed proxy, or (3) by attending the Annual Meeting and voting in person or by proxy.

  Shares credited to a participant in the Shareholder Investment Service's dividend reinvestment program will be voted only if and in the same manner as that participant votes his or her stock held of record. If a participant is not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote the participant's shares only as instructed by the participant. Shares credited to a participant in the Inland Steel Industries Thrift Plan will be voted as the participant directs, but any direction (or any revocation of a prior direction) must be received by LaSalle National Bank, as Trustee for the Thrift Plan, by 5:00 p.m., Chicago time, on May 26, 1998. Shares in the Thrift Plan for which no direction is received by that time will be voted in the same proportion as the shares in the Thrift Plan for which directions are timely received.

  Proxies, consents, ballots and voting materials that identify the vote of specific holders are confidential, except in a contested proxy or consent solicitation or as otherwise required by law. They are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank will act as the tabulator, and officers or employees of the Harris Bank will serve as inspectors of election.

  The Company welcomes comments from holders of voting securities. Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the holder of the voting securities unless the vote is included in the comment or is necessary to understand the comment.

                             ELECTION OF DIRECTORS

  The Board consists of nine directors. All directors are elected by a plurality of the votes cast at the Annual Meeting. The outcome of the election is not affected by holders of voting securities who abstain from voting or withhold authority to vote in the election, or by broker non-votes. If any nominee should become unavailable for election, an event that is not anticipated, proxies may be voted for the election of another person or persons designated by the Board of Directors, unless the Board has taken prior action to reduce its membership. The directors elected at the 1998 Annual Meeting will serve a one-year term, expiring at the 1999 Annual Meeting and until their successors are duly elected and qualified.

NOMINEES FOR ELECTION

  The nominees for election to the Board are described in brief biographies below. The period of service as a director shown for each nominee includes the period during which he or she served as a director of Inland Steel Company before the Company became a holding company for Inland Steel Company and its subsidiaries. The Board held six meetings during 1997. All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committees on which they served.

  All nominees for the 1998 Board are presently serving as directors of the Company and of Inland Steel Company, a wholly owned subsidiary of the Company. In addition, Messrs. Darnall, Henderson and Rosso also serve as directors of Ryerson Tull, Inc. ("Ryerson Tull"), a majority-owned subsidiary of the Company.

  As a part of the labor agreement between Inland Steel Company and the United Steelworkers of America, the Steelworkers may designate an individual acceptable to the Board of Directors as a director nominee through 1999. The Steelworkers designated Dr. McKersie, who voting security holders first elected to the Board in 1994.

INFORMATION CONCERNING NOMINEES
-------------------------------------------------------------------------------

[PHOTO OF    A. Robert Abboud                               Director since 1974
A. ROBERT
ABBOUD       Mr. Abboud, age 68, is President of A. Robert Abboud and Company,
APPEARS      a private investment firm he established in 1984. He is Chairman
HERE]        of the Company's Finance and Retirement Committee and a member of its Audit, and Nominating and Governance Committees. Mr. Abboud is also a director of AAR Corp., Alberto-Culver Company, and Hartmarx Corporation.


[PHOTO OF    Robert J. Darnall                              Director since 1983
ROBERT J.
DARNALL      Mr. Darnall, age 60, is Chairman, President and Chief Executive
APPEARS      Officer of the Company. He was elected President and Chief
HERE]        Operating Officer of the Company in 1986 and assumed his present position in 1992. He joined Inland Steel Company in 1962 and has served as its Chairman since 1992, as its Chief Executive Officer from 1992 to 1995 and since April 1996, and as its President for certain periods ending most recently in May 1996. He has been Chairman of Ryerson Tull since April 1995, a position he also held from November 1990 to June 1994. Mr. Darnall is also a director of Cummins Engine Company, Inc., Household
             International, Inc., and the Federal Reserve Bank of Chicago.

[PHOTO OF    James A. Henderson                             Director since 1978
JAMES A.
HENDERSON    Mr. Henderson, age 63, is Chairman and Chief Executive Officer of
APPEARS      Cummins Engine Company, Inc., a manufacturer of diesel engines.
HERE]        He joined that company in 1964, was elected Executive Vice
             President in 1971, Executive Vice President and Chief Operating
             Officer in 1975, President and Chief Operating Officer in 1977, and President and Chief Executive Officer in 1994, and assumed his present position in 1995. He is Chairman of the Company's
             Nominating and Governance Committee and a member of its Audit
             Committee. He is also a member of Inland Steel Company's
             Partnership Oversight Committee. Mr. Henderson is also a director of Cummins Engine Company, Inc., Ameritech Corporation, and Rohm and Haas Company.

-------------------------------------------------------------------------------

[PHOTO OF    Robert B. McKersie                             Director since 1994
ROBERT B.
McKERSIE     Dr. McKersie, age 68, is a professor at the Sloan School of
APPEARS      Management at Massachusetts Institute of Technology. Dr. McKersie
HERE]        was also Deputy Dean at the Sloan School of Management from 1991 to 1994. Prior to joining MIT in 1980, he served as Dean of the New York State School of Industrial and Labor Relations at
             Cornell University, and prior to that was on the faculty of the Graduate School of Business at the University of Chicago. He is a member of the Company's Audit and Nominating and Governance
             Committees, and of Inland Steel Company's Partnership Oversight
             Committee.

[PHOTO OF    Leo F. Mullin                                  Director since 1996
LEO F.
MULLIN       Mr. Mullin, age 55, is President and Chief Executive Officer of
APPEARS      Delta Airlines Inc., having assumed that position in August 1997.
HERE]        He was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric services utility, from December 1995 to August 1997. He was President and
             Chief Operating Officer of First Chicago Corporation, a bank holding company, from November 1993 to July 1995. Prior to that he was Chairman, President and Chief Executive Officer of
             American National Bank and Trust Company of Chicago from April
             1991 to November 1993. He is Chairman of the Company's Audit
             Committee and a member of its Finance and Retirement and Nominating and Governance Committees. Mr. Mullin is also a director of Delta Airlines, Inc.

[PHOTO OF    Jean-Pierre Rosso                              Director since 1995
JEAN-PIERRE
ROSSO        Mr. Rosso, age 57, is Chairman, President and Chief Executive
APPEARS      Officer of Case Corporation, a worldwide designer, manufacturer
HERE]        and distributor of farm and construction machinery, and has been
             President and Chief Executive Officer of that company since April
             1994. Prior to joining Case Corporation, he was President of the Home and Building Control Division of Honeywell Inc., a producer of advanced technology products, from 1991 to 1994, and President of Honeywell Europe from 1987 until 1991. He is Chairman of the Company's Compensation Committee and a member of its Finance and Retirement and Nominating and Governance Committees. Mr. Rosso is also a director of ADC Telecommunications Inc., Case Corporation, and Crown Cork & Seal Company, Inc.

-------------------------------------------------------------------------------

[PHOTO OF    Joshua I. Smith                                Director since 1991
JOSHUA I.
SMITH        Mr. Smith, age 56, is Chairman and Chief Executive Officer of The
APPEARS      MAXIMA Corporation, an information management service company he
HERE]        established in 1978. He serves as a trustee or director of a number of professional, educational, and business boards and associations and was formerly Chairman of the U. S. Commission on Minority Business Development. He is a member of the Company's
             Compensation, Finance and Retirement, and Nominating and
             Governance Committees. Mr. Smith is also a director of Allstate
             Corporation, Caterpillar, Inc., and Federal Express Corporation.

[PHOTO OF    Nancy H. Teeters                               Director since 1991
NANCY H.
TEETERS      Ms. Teeters, age 67, was Vice President and Chief Economist of
APPEARS      IBM Corporation, a manufacturer of business machines, from 1984
HERE]        until her retirement in 1990. Prior to 1984, she was a Governor of the Federal Reserve System and served as an economist in positions in both the Executive and Legislative branches of the Federal government. She was also a Senior Fellow of the Brookings
             Institute. She is a member of the Company's Audit, Finance and Retirement, and Nominating and Governance Committees. Ms. Teeters is also a director of a number of registered investment companies managed by Prudential Securities Mutual Funds and advised by Prudential Securities Mutual Funds, Wellington Management or
             Blackrock Group.

[PHOTO OF    Arnold R. Weber                                Director since 1985
ARNOLD R.
WEBER        Dr. Weber, age 68, is Chancellor of Northwestern University. He
APPEARS      began his career in education in 1958 in the field of urban and
HERE]        labor economics, served as a professor at the University of
             Chicago and Dean of the Graduate School of Industrial
             Administration at Carnegie-Mellon University, was President of the University of Colorado from 1980 until 1985, and was President of Northwestern University from 1985 until he assumed his present position in January 1995. He has served as an economic advisor to four national administrations and as a consultant to several governmental agencies. He is a member of the Company's Compensation and Nominating and Governance
             Committees, as well as Chairman of Inland Steel Company's
             Partnership Oversight Committee. Dr. Weber is also a director of Aon Corporation, Burlington Northern Santa Fe Corporation, Deere
             & Company, PepsiCo, Inc., and Tribune Company.

BOARD COMMITTEES

  The standing committees of the Board include the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The members of these committees, none of whom is an employee of the Company or any of its subsidiaries, are identified above.

  Audit Committee -- The Audit Committee nominates an independent auditing firm to be considered at the annual meeting, reviews the proposed scope and results of the annual audit and recommendations of the independent auditors, and approves all non-audit services performed by the auditors and the auditors' compensation. The Audit Committee also reviews the financial review section of the Company's annual report to stockholders, Form 10-K, Forms 10-Q and registration statements; the Company's system of internal accounting and operating controls; and the performance of its internal auditors; and monitors compliance with the Company's Code of Business Conduct. The Audit Committee held four meetings in 1997.

  Compensation Committee -- The Compensation Committee makes recommendations to the Board of Directors about the salaries of the officers of the Company and the establishment or modification of executive compensation plans and programs, approves the salary of the president of each of the Company's major wholly owned subsidiaries and administers the Inland Steel Industries, Inc. Annual Incentive Plan and incentive stock plans. The Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation is included below. The Compensation Committee held four meetings in 1997.

  Nominating and Governance Committee -- The Nominating and Governance Committee prepares and maintains a list of qualified candidates to fill vacancies on the Board of Directors and recommends to the Board of Directors candidates to fill any such vacancies; recommends to the Board a slate of candidates for election as directors at the annual meeting; monitors corporate governance issues; recommends to the Board policies and procedures for effective corporate governance and assures compliance with adopted policies and procedures; and recommends the compensation to be paid to non-employee directors. The Nominating and Governance Committee held three meetings in 1997.

  The Nominating and Governance Committee will consider qualified candidates recommended by the holders of voting securities as nominees for election at the annual meeting. To be considered by the Committee as a nominee for election at the 1999 Annual Meeting, the name of the candidate and a written description of his or her qualifications must be received by the Secretary of the Company by December 31, 1998. The By-laws of the Company provide a formal procedure, including an advance notice requirement, for holders of voting securities who intend to nominate persons for election as directors at the annual meetings.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $35,000, of which $11,000 is paid in shares of the Company's common stock. In addition, the Company pays each non-employee director an annual fee of $3,000 for each standing committee of the Board on which he or she serves, and an additional annual fee of $5,000 for each standing committee that he or she chairs. If a non-employee director chairs the same committee for both the Board and the Inland Steel Company Board of Directors, that director will receive only one chair fee.

  Non-employee directors also receive $1,000 meeting attendance fees for each special meeting of the Board and of the Inland Steel Company Board of Directors they attend that is not held on the same day as another meeting for which they receive a fee. When directors attend special meetings or special committee meetings of both boards on the same day, they receive only one meeting attendance fee. For these purposes, membership on the Compensation Committee and the Nominating and Governance Committee is regarded as membership on only one committee.

  Directors may elect to defer payment of their fees until the end of their Board service. Interest on the cash portion of any deferred fees accrues at a specified prime rate. Amounts equal to the dividends that would have been paid on the stock portion of any deferred fees are credited to the applicable director's account and converted into additional deferred shares. The Company also pays premiums on a business accident insurance policy insuring each non-employee director for up to $500,000.

  In January 1996, the Company ended its director retirement plan. Benefits accrued under the plan by non-employee directors with one or more years of service on January 1, 1996 will be paid at the later of a director's termination of Board Service or reaching age 65, and will continue for the number of years of service completed on January 1, 1996, up to a maximum of ten years. Under the terminated plan, the annual benefits equal the annual Board retainer in effect at the last Board meeting attended by that director.

  Concurrent with the elimination of the director retirement plan, the Company established a Deferred Phantom Stock Unit Plan for non-employee directors who, on January 1, 1996, had not served on the Board for ten years. Under the plan, participants are credited with 1,000 phantom stock units (with common stock dividends credited as additional phantom stock units) at each of the first ten consecutive annual meetings at which he or she is elected as a director, beginning in 1996. Each non-employee director who served on the Board on or before October 1, 1995 will be credited with phantom stock units until the participant reaches his or her ninth anniversary as a director. Except for a change in control of the Company, each participant vests in the benefits under this plan on the earlier of: (a) the tenth consecutive annual meeting at which the participant is elected a director or (b) the last date he or she serves as a director, if the participant remains on the Board (i) until at least the fifth consecutive annual meeting after he or she was first elected a director and (ii) until the earlier of his or her 70th birthday or death at age 65 or older. Participants receive these benefits in cash, either as a lump sum or in up to 40 quarterly installments. The cash value of each phantom stock unit equals the fair market value of one share of Company common stock on the payment date.

  Non-employee directors of the Company who are also non-employee directors of Ryerson Tull receive, from Ryerson Tull, an annual retainer of $40,000, which is normally paid half in shares of Ryerson Tull Class A Common Stock and half in cash. However, directors may elect to receive all or any part of the cash portion of the retainer in shares of Class A Common Stock. In addition, Ryerson Tull pays each non-employee director an annual fee of $4,000 for each standing committee of the Ryerson Tull Board of Directors that he or she chairs. Non-employee directors also receive meeting attendance fees of $1,000 for attending meetings of the Ryerson Tull independent directors, special meetings of the Ryerson Tull Board of Directors and special committee meetings not held in conjunction with a regular or special meeting of the Board of Directors of Ryerson Tull. No fees are paid for attending meetings of the Executive Committee.

  Under the Ryerson Tull Directors' Compensation Plan, directors may elect to defer payment of all or any portion of their retainers and fees, and to have them distributed in a lump sum or installments in cash or shares of Ryerson Tull Class A Common Stock at the end of their Board service. Interest on cash deferrals accrues at a specified prime rate. Stock deferrals will be credited with any dividends paid on shares of Ryerson Tull Class A Common Stock. Ryerson Tull also pays premiums on a business accident insurance policy insuring each non-employee director for up to $500,000.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table presents, as of April 1, 1998, the Company and Ryerson Tull equity securities beneficially owned by the directors and named executive officers of the Company, and all directors and executive officers of the Company as a group. Except as indicated, each director and officer has sole voting and investment power for these securities. The amounts listed under both Company Common Stock and Ryerson Tull Class A Common Stock include preferred stock purchase rights. The shares of Series E ESOP Preferred Stock beneficially owned by the executive officers are held for their accounts in the Inland Steel Industries Thrift Plan (in the case of Mr. Novich, in the Ryerson Tull Savings Plan) and can be converted into an equal number of shares of Company common stock (subject to adjustment in certain events) upon their retirement or other termination of employment. Excluded from the shares of Series E ESOP Preferred Stock listed below are shares that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                                                                   RYERSON TULL
                               COMPANY         SERIES E ESOP          CLASS A
                          COMMON STOCK(/1/) PREFERRED STOCK(/2/) COMMON STOCK(/3/)
                          ----------------- -------------------- -----------------
Directors
  A. Robert Abboud......         6,965                 --               1,000
  Robert J. Darnall.....      [328,705]            [2,256]             11,754
  James A. Henderson....         2,965                 --               3,463
  Robert B. McKersie....         1,722                 --                 500
  Leo F. Mullin.........         1,419                 --                  --
  Jean-Pierre Rosso.....         1,480                 --               5,640
  Joshua I. Smith.......         1,965                 --                  --
  Nancy H. Teeters......         2,265                 --                 150
  Arnold R. Weber.......         2,065                 --               1,000
Named Executive Officers
  Neil S. Novich........           131               [575]            128,627
  Dale E. Wiersbe.......       [92,357]            [1,644]              1,000
  George A. Ranney, Jr..       [43,420]                --                 500
  Jay M. Gratz..........       [53,720]            [1,508]              3,061
All Directors and
 Executive Officers
 as a Group.............      [708,517]           [10,160]            161,663(/4/)

--------
(1) Excludes shares of common stock into which Series E ESOP Convertible Preferred Stock may be converted. No director or named executive officer of the Company individually owns 1% or more of the outstanding common stock of the Company; all directors and executive officers of the Company as a group own [1.5%] of the outstanding common stock of the Company. Includes shares held jointly with other persons, as follows --Mr. Darnall --290, Dr. McKersie --200, Mrs. Teeters --2,265, Mr. Wiersbe --212, and all directors and executive officers as a group --5,004; shares that the following have the right to acquire under options exercisable within 60 days after April [ ], 1998 -- Mr. Darnall --251,000, Mr.

    Wiersbe --85,280, Mr. Ranney --36,120, Mr. Gratz --47,520, and all executive officers as a group--576,085; and shares held under restricted stock awards as follows --Mr. Darnall --9,000, Mr. Ranney --4,800, Mr. Gratz --2,200, and all executive officers as a group --20,000.
(2) Each director and named executive officer individually owns, and all directors and executive officers as a group collectively own, less than 1% of the Series E ESOP Preferred Stock of the Company.
(3) No director or named executive officer of the Company individually owns 1% or more of the outstanding Class A Common Stock of Ryerson Tull, except
    Mr. Novich, who individually owns approximately 2.4% of such stock. All directors and executive officers of the Company as a group own [3.0 %] of the outstanding Class A Common Stock of Ryerson Tull. Includes 1,400 shares of Ryerson Tull Class A Common Stock held directly or indirectly by family members of an executive officer for which beneficial ownership is disclaimed; shares that the following have the right to acquire under options exercisable within 60 days after April [ ], 1998 -- Mr. Novich -- 112,556, and all executive officers of the Company as a group --112,556;
    and shares held under restricted stock awards as follows -- Mr. Darnall -- 3,654, Mr. Novich --8,654, Mr. Gratz --1,461, and all executive officers as a group --15,737.
(4) Includes 404 deferred restricted shares of Ryerson Tull Class A Common
    Stock payable under the Ryerson Tull Directors' Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and statements of changes in beneficial ownership of equity securities of the Company. To the Company's knowledge, based on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth, as of December 31, 1997, except as otherwise noted, the holders known to the Company to beneficially own more than 5% of its common stock, Series E ESOP Preferred Stock and 10.23% Subordinated Voting Notes.

                                                        NUMBER OF
                                                        SHARES OR
                                                        AMOUNT OF        PERCENT
NAME AND ADDRESS OF                                     SECURITIES         OF
BENEFICIAL OWNER                                          OWNED           CLASS
-------------------                                    ------------      -------
Common Stock
 FMR Corp.............................................    6,420,881(/1/)  13.10%
 82 Devonshire Street
 Boston, MA 02109
 Alfred D. Kingsley...................................    4,482,100(/2/)   9.14%
 277 Park Avenue
 New York, NY 10172
 LaSalle National Bank................................    3,860,273(/3/)   7.87%
 135 South LaSalle Street
 Chicago, IL 60674
 Northern Trust Corporation...........................    2,866,224(/4/)   5.85%
 50 South LaSalle Street
 Chicago, IL 60675
Series E ESOP Preferred Stock
 LaSalle National Bank................................    3,014,548(/3/)    100%
 120 South LaSalle Street
 Chicago, Illinois 60603
10.23% Subordinated Voting Notes
 NS Finance III, Inc.................................. $100,000,000(/5/)    100%
 c/o Nippon Steel U.S.A., Inc.
 10 East 50th Street, 29th Floor
 New York, NY 10022

--------
(1) FMR Corp., on behalf of itself, Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity Management & Research Company, reported aggregate sole voting power as to 281,281 shares of common stock and sole dispositive power as to 6,420,881 shares as of December 31, 1997.
(2) Mr. Kingsley, on behalf of himself and for a group including Gary K. Duberstein, Greenway Partners, L.P., Greenbelt Corp., Greenhouse Partners, L.P., Greenhut, L.L.C., Greenhut Overseas L.L.C., Greensea Offshore, L.P., and Greentree Partners, L.P., reported sole voting and dispositive power as to 28,000 shares and shared voting and dispositive power as to 4,454,100 shares, as of December 24, 1997.

(3) LaSalle National Bank, as successor to LaSalle National Trust, N.A.,
    Trustee of the Inland Steel Industries Thrift Plan (the "Plan") and
    Trustee of the ESOP Trust within the Plan, reported shared voting power as to 3,860,273 shares of common stock, sole dispositive power as to
    3,014,548 shares and shared dispositive power as to 845,725 shares (including 3,014,548 shares issuable upon conversion of the Series E ESOP shares and 845,725 shares held by the Trustee in agency and fiduciary capacities unrelated to the ESOP Trust), but disclaims beneficial ownership of all such Plan securities. As of December 31, 1997, the outstanding shares of Series E ESOP Preferred Stock represented approximately 7.87% of the voting power of the Company's outstanding voting securities.
(4) Northern Trust Corporation, on behalf of itself and its subsidiaries The Northern Trust Company, Northern Trust Bank of California N.A. and
    Northern Trust Bank of Florida N.A., reported sole voting power as to 163,424 shares, shared voting power as to 2,699,500 shares, sole dispositive power as to 165,324 shares and shared dispositive power as to
    2,699,400 shares. The Northern Trust Company held [       ] shares as of
    [          ], 1998, as Trustee of the Inland Steel Industries Pension Trust.
(5) NS Finance III, Inc., an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"), has agreed that it will be deemed to be present for
    quorum purposes at all stockholder meetings. As of [         ], 1998, the
    outstanding principal amount of the Company's 10.23% Subordinated Voting
    Notes represented approximately [     ] of the voting power of the Company's
    outstanding voting securities. The Company is required to repay the 10.23% Subordinated Voting Notes in 1999 and has no right to prepay the Voting Notes. However, upon the occurrence of certain events, the 10.23% Subordinated Voting Notes can be prepaid at the option of NS Finance III, Inc. See "Certain Relationships and Related Transactions" below. As of
    [         ], 1998, NS Finance III, Inc. also owned [ ] shares, or
    approximately 0.7% of the outstanding shares, of common stock of the Company.

  Certain persons were also known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. Such persons vote together with the holders of the common stock, the Series E ESOP Preferred Stock, and the 10.23% Subordinated Voting Notes as a single class on each matter being submitted to holders of the Company's voting securities, and none of the owners of the Series A Preferred Stock own shares of Series A Preferred Stock having more than 1% of the combined voting power of the Company's outstanding voting securities.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CROSS-OWNERSHIP WITH NSC

  During 1989, the Company and NSC, through its indirect wholly owned subsidiary NS Finance, Inc., each purchased approximately $15,000,000 of the other company's common stock. The Company purchased 2,500,000 shares of NSC common stock, representing 0.04% of the then-outstanding shares of NSC. NS Finance, Inc. later transferred ownership of its Company common stock to NS Finance III, Inc., also an indirect wholly owned subsidiary of NSC. The

Company also sold 185,000 shares of its Series F Exchangeable Preferred Stock to NS Finance III, Inc. for $1,000 per share. NSC, on behalf of itself and its affiliates, in general agreed not to acquire additional shares of the Company's stock prior to the redemption of the Series F Exchangeable Preferred Stock or to transfer such Preferred Stock without the Company's approval.

  During 1995, NS Finance III, Inc. exchanged its Series F Exchangeable Preferred Stock holdings for $185,000,000 principal amount of the Company's 10.23% Subordinated Voting Notes. The Company paid $85,000,000 of the Voting Notes in 1996 and is required to pay the rest in 1999. The Company paid NSC approximately $10,230,000 in interest on the Subordinated Voting Notes in 1997. So long as NS Finance III, Inc. and certain transferees beneficially own at least $100,000,000 aggregate principal amount of such Subordinated Voting Notes, the Company has agreed to nominate a mutually agreeable individual as NSC's designee for election to the Board of Directors. No such individual is being nominated by the Company at this time.

  In connection with the initial sale of Series F Exchangeable Preferred Stock to NS Finance, Inc., the Company agreed to repurchase $185,000,000 of its common stock on the open market. In December 1990, the Company suspended its open-market stock purchases. At year-end 1997, the Company had spent a total of approximately $157,000,000 to buy back approximately 5,100,000 shares of common stock. Until the repurchase is completed, the Company has agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, in order to meet its remaining repurchase obligation.

  The Company and NSC or their respective affiliates have entered into a number of agreements related primarily to joint ventures. The following summarizes arrangements between the Company and NSC or their affiliates currently in effect.

I/N TEK JOINT VENTURE

  The Company and NSC have entered into a joint venture to construct and operate a cold-rolling facility near New Carlisle, Indiana. I/N Tek, the general partnership formed for this joint venture, is 60% owned by a wholly owned subsidiary of Inland Steel Company ("ISC") and 40% owned by an indirect wholly owned subsidiary of NSC. Funded by capital contributions by the two partners ($111,600,000 by ISC's subsidiary and $74,400,000 by NSC's subsidiary) and by third-party financing, the facility was completed in April 1990 at a total cost of approximately $525,000,000. The Company and NSC each have guaranteed a portion of the third-party long-term financing of I/N Tek. At December 31, 1997, the Company's share of such guarantee amounted to $115,891,000.

  The partners made no subordinated loans to the partnership in 1997. I/N Tek paid, in proportion to the partnership interests, approximately $3,500,000 of subordinated loans that the partners had previously made to I/N Tek. The partners expect to make subordinated loans of approximately $2,300,000 in 1998 for capital projects. I/N Tek made equity distributions in 1997 totaling approximately $37,200,000 to the partners in proportion to their partnership interests.

  ISC generally has exclusive rights to the production capacity of the facility, which it uses to produce cold-rolled steel under a tolling arrangement with I/N Tek. In 1997, I/N Tek charged ISC approximately $149,200,000 in tolling fees. NSC has the right to purchase up to 400,000 tons of cold-rolled steel from ISC each year at market-based negotiated prices, including steel processed by I/N Tek. During 1997, NSC, through its indirect wholly owned subsidiary, NS Sales, Inc., purchased cold-rolled steel from ISC, including I/N Tek products, for approximately $137,600,000.

  I/N Tek, ISC, NSC and their affiliates have entered into various related technology, management, administrative services and commercial agreements. I/N Tek paid NSC approximately $505,000 in 1997 under these agreements and expects to pay to NSC a similar amount annually for certain personnel support services through the term of the partnership. I/N Tek also paid ISC approximately $1,410,000 in 1997 for various administrative and personnel support services and $5,010,000 for certain production supplies. I/N Tek also made purchases from Company subsidiaries of approximately $2,950,000 during 1997. The joint venture and the associated agreements will terminate in 2009, unless otherwise terminated or extended under the joint venture agreement.

I/N KOTE JOINT VENTURE

  The Company and NSC have also entered into a joint venture for a 400,000-ton electrogalvanizing line and 500,000-ton hot-dip galvanizing line adjacent to the I/N Tek facility. I/N Kote, the general partnership formed for this joint venture, is 50% owned by a subsidiary of ISC and 50% owned by a subsidiary of NSC. The facility cost approximately $554,000,000, financed equally by the partners through $120,000,000 in capital contributions and $60,000,000 in subordinated loans and by third-party long-term financing. In 1997, the partners made additional subordinated loans to I/N Kote of approximately $1,250,000 each. ISC expects the partners to make further subordinated loans of approximately $500,000 each in 1998. I/N Kote had approximately $376,000,000 outstanding under its third-party long-term financing agreement at December 31, 1997. ISC and NSC have each guaranteed the share of project indebtedness attributable to their respective subsidiaries. In 1997, I/N Kote made equity distributions of approximately $23,560,000 to the partners in proportion to their partnership interests.

  I/N Kote is required to buy all of its cold-rolled steel from ISC. ISC, in turn, is required to furnish cold-rolled steel at prices that are based, in part, on operating costs of I/N Kote and that result in an annual return on equity to the partners of I/N Kote of up to 10% after operating and financing costs. This price is subject to upward adjustments, if I/N Kote's operating rate falls below a certain level or if ISC's return on sales is less than I/N Kote's return on sales, and to downward adjustments, if I/N Kote's return on sales is less than ISC's. These factors resulted in a downward price adjustment of approximately $5,580,000 in 1997. In 1997, the prices at which ISC sold cold-rolled sheet steel to I/N Kote exceeded production costs, but were less than the market prices for cold-rolled steel products.

  Under the joint venture agreement, ISC acts as sales agent for I/N Kote's products in North America, and NSC limits its exports of similar products to the U.S. and Canada. ISC incurred costs of approximately $25,100,000 to I/N Kote for certain tolling services and scrap purchases in

1997. I/N Kote and its partners also have entered into various technology, management, administrative services and other agreements with respect to the project. I/N Kote purchased from ISC approximately $320,600,000 of cold-rolled sheet steel during 1997. I/N Kote paid affiliates of NSC approximately $1,350,000 in 1997 for engineering services and technology transfers and anticipates paying a similar amount annually for such services through the term of the partnership. I/N Kote paid approximately $8,140,000 to ISC and its subsidiaries in 1997 for various administrative, engineering and sales services provided to I/N Kote by ISC. In addition, Company subsidiaries made purchases of approximately $1,680,000 from I/N Kote, and I/N Kote made purchases from Company subsidiaries of approximately $503,000 in 1997. I/N Kote paid I/N Tek approximately $10,990,000 in 1997 for shared utilities, maintenance material and services. The joint venture and the associated agreements will terminate in 2007, unless otherwise terminated or extended under the joint venture agreement.

  In the event of certain changes in control of either the Company or NSC, or if the Company makes or permits certain dispositions of specified portions of ISC's business or interests in ISC, the other party has the right to purchase the first party's interests in I/N Tek and I/N Kote or to require the first party to buy its interests, in each case at fair market value.

OTHER AGREEMENTS

  The Company and its subsidiaries paid the law firm of Mayer, Brown & Platt, of which George A. Ranney, Jr., Vice President and General Counsel of the Company, is a partner, approximately $2,000,000 for legal services and other charges during 1997. Mr. Ranney's employment agreement with the Company provides that he will retain his partnership at Mayer, Brown & Platt but will receive no financial benefit from the law firm for his work with the Company. The Company and its subsidiaries have retained Mayer, Brown & Platt for services during 1998.

             REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                  DIRECTORS REGARDING EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND GOALS

  The design of the Company's executive compensation programs increasingly emphasizes pay-for-performance and stockholder value, with the goal of linking compensation to total stockholder return and financial performance of the Company by placing a significant portion of an executive's compensation at risk. The Company intends each of overall executive compensation and base salary to be equivalent to such compensation at the 50th percentile of comparable positions in the comparison group of companies.

  The Compensation Committee periodically meets with outside compensation consultants for assistance regarding the Company's executive compensation program. The outside consultants provide advice on the competitiveness of the Company's executive compensation, including comparisons between the Company's compensation program and those of similarly sized industrial manufacturing companies. The Compensation Committee also considers the compensation practices of steel manufacturing companies, including those in the S&P Steel Index (see "Comparison of Five-Year Cumulative Total Return" below), and other metals companies.

  Mr. Darnall meets regularly with the Compensation Committee. In addition, all of the outside directors conduct an annual review of his financial, operating and organizational goals for the Company for the year and an evaluation of his performance as it relates to the Company's achievement of the previous year's goals. The results of these meetings are an important element in compensation decisions made by the Committee and the Board, both with respect to Mr. Darnall and with respect to the other officers of the Company.

  The compensation program has three elements -- base salary, short-term incentive compensation and long-term incentive compensation.

  Approximately half of an executive's total target compensation opportunity, consisting of short-term and long-term incentive compensation, is contingent on meeting annual financial targets, including operating profit and total stockholder return. This target compensation is variable and fluctuates significantly from year to year. Short-term incentive compensation ties cash bonuses to financial performance objectives established annually by the Compensation Committee and based on operating profit. Long-term incentive compensation programs focus on encouraging stock ownership by executives by offering opportunities to acquire stock by meeting annual financial and strategic objectives, to tie executives' personal net worth to stock value, primarily through the use of performance awards payable in stock. In previous years, the Compensation Committee utilized restricted stock and stock options in its long-term incentive compensation plan, which awards are disclosed in this Proxy Statement. By emphasizing these aspects of compensation, the Company can continue to attract and retain talented executive and key employees, even in times of economic difficulties in the steel industry in general and for the Company specifically, while creating strong financial incentives for executives to increase stockholder value and achieve strategic Company goals.

  As a further means of aligning the interests of executive officers and key employees with those of Company stockholders, the Compensation Committee established a Stock Ownership Guidelines Program applicable to approximately 140 executive officers and key employees. The program establishes stock ownership goals based on salary levels to be met by certain officers and key employees, generally by the end of 1998. Stock ownership goals are satisfied by Company stock held by executives and their families, either directly or through the Inland Steel Industries Thrift Plan, as well as stock options, based on the difference between the stock market price and the option exercise price.

COMPENSATION PROGRAM

  The Compensation Committee reviews base salary compensation of executive officers annually and makes recommendations to the Board of Directors. Mr. Darnall's base salary, last adjusted in February 1995, was increased by 5.1% to $720,000 in February 1998. The increase recognized his leadership in developing strategic alternatives and in achieving significant improvements at the Company's two principal business units. Short-term incentive compensation is payable to officers and other key employees under the Inland Steel Industries, Inc. Annual

Incentive Plan. This plan provides cash awards based on two factors: (1) a participant's salary and (2) the extent to which annual corporate and/or business unit performance standards are achieved. In 1997, all major units of the Company achieved the target threshold levels of return on operating assets. The award payments to Messrs. Darnall, Gratz and Ranney were computed based upon the 1997 return on operating assets achieved by the corporate units of the Company, weighted with respect to the relative asset value of each unit. Mr. Wiersbe's award payment was computed based upon the 1997 return on operating assets achieved by Inland Steel Company, of which he is President and Chief Operating Officer. Mr. Novich's award payment is determined by the Ryerson Tull Compensation Committee under the Ryerson Tull Annual Performance Improvement Incentive Plan.

  Long-term incentive compensation grants and awards are made by the Compensation Committee under the Inland 1995 Incentive Stock Plan. The plan allows grants and awards consisting of stock options, stock appreciation rights, performance awards and restricted stock awards, or combinations thereof. Any stock options and stock appreciation rights will be granted at not less than 100% of the fair market value of the common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Performance awards, payable in shares of common stock or cash, are contingent on the achievement of performance objectives as established by the Compensation Committee. Restricted stock awards, consisting of shares of common stock, are contingent on continuing employment for specified periods and may also be contingent upon the achievement of performance measures. Grants and awards made under the plans are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

  The Compensation Committee, in light of its intent to focus executives on pay-for-performance, granted performance awards in 1997 for a total of 180,000 shares payable over three years to Messrs. Darnall, Gratz, Ranney and Wiersbe, with an award of 75,000 shares to Mr. Darnall. (Long-term incentive compensation for Mr. Novich is determined by the Ryerson Tull Compensation Committee under the Ryerson Tull 1996 Incentive Stock Plan.) The Compensation Committee made no awards of restricted stock or stock options to named executive officers in 1997. In making the determination to make only performance awards to executive officers and key employees of the Company, the Compensation Committee considered the amount and terms of prior awards of options, restricted stock and performance awards.

  Under the 1997 performance awards, which are payable in three installments related to each of calendar years 1997, 1998 and 1999, the performance shares will be paid only if the Company achieves specified annual performance goals for operating profit and specified total stockholder return goals for the one-, two-, and three-year period beginning in 1997, established through comparison to specified steel companies. Both goals must be met in order for shares to be paid. No performance shares were paid related to 1997.

TAX DEDUCTIBILITY

  Internal Revenue Code Section 162(m) limits the Company's ability to deduct certain compensation for named executive officers. The Compensation Committee generally intends that Company compensation plans satisfy the requirements of
Section 162(m) to allow maximum deductibility for Federal income tax purposes of payments made under such plans to named executive officers, except that use of the performance goal "total stockholder return," because it was not specified as a performance measure in the Inland 1995 Incentive Stock Plan, causes performance awards made to named executive officers not to satisfy the requirements of Internal Revenue Code Section 162(m). If the Compensation Committee determines that it is advisable to grant awards to named executive officers that may not qualify for maximum deductibility, the Compensation Committee reserves the right to make such awards, taking into consideration the financial effects of such awards on the Company.

                                   Jean-Pierre Rosso, Chairman
                                   Joshua I. Smith
                                   Arnold R. Weber

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table presents the compensation paid to the chief executive officer and the four other most highly compensated executive officers of the Company for 1995, 1996 and 1997. The table shows compensation earned by the named executive officers in all capacities in which they served and includes compensation paid by or accrued with the Company and its subsidiaries, including Ryerson Tull.

                                             ANNUAL            LONG-TERM COMPENSATION
                                          COMPENSATION                 AWARDS
                                        ---------------------- ---------------------------
                                                                               SECURITIES
NAME AND                                                       RESTRICTED      UNDERLYING
PRINCIPAL                                                         STOCK           STOCK           ALL OTHER
POSITION                           YEAR  SALARY        BONUS   AWARDS(/1/)     OPTIONS (#)    COMPENSATION(/2/)
---------                          ---- --------      -------- -----------     -----------    -----------------
Robert J. Darnall                  1997 $684,996      $393,873  $      0               0           $34,248
Chairman, President and            1996  684,996       316,100   104,488(/4/)    100,000            33,833
Chief Executive Officer            1995  690,961(/3/)  515,800   169,500          30,000            34,545

Neil S. Novich(/5/)                1997 $418,309      $329,600  $      0          60,000           $20,908
President and Chief                1996  400,095       386,600    70,625(/6/)     42,000(/7/)       18,845
Executive Officer of               1995  387,113       400,400    84,750(/6/)     14,000(/7/)       19,351
Ryerson Tull

Dale E. Wiersbe(/8/)               1997 $412,508      $202,748  $      0               0           $20,634
Senior Vice President; President   1996  365,008       112,568         0          54,000            18,248
and Chief Operating Officer of
Inland Steel Company

Jay M. Gratz                       1997 $309,584      $142,409  $      0               0           $15,474
Vice President and                 1996  224,274       104,200    54,900          36,000            11,097
Chief Financial Officer            1995  173,752       104,200    28,250           4,000             8,696

George A. Ranney, Jr.(/9/)         1997 $313,750      $144,325  $      0               0           $ 7,685
Vice President                     1996  300,000        60,200    54,900          36,000            15,275
and General Counsel                1995  132,692        90,300    56,400          12,000            16,128


--------

(1) Awards consist of restricted common stock of the Company or of restricted Class A Common Stock of Ryerson Tull and are valued at the aggregate market value as of the date of grant, based on the closing market price of the Company's common stock or of Ryerson Tull Class A Common Stock on such date. Dividends are paid on such shares to the extent paid on the Company's or Ryerson Tull's common stock. All shares will vest at the end of three-year periods beginning on the date of grant, except for a July 24, 1996 grant for 3,000 shares of Company restricted stock made to Mr. Darnall that will vest on May 20, 1999. Vesting may be accelerated at the discretion of the Company's Compensation Committee in the event of exceptional individual performance and (or) significant progress by the applicable company or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings of Company common stock at December 31, 1997, based on the closing market price of the Company's common stock on that date, were: Mr. Darnall, 9, 000 shares/$154,125; Mr. Gratz, 2,200 shares/$37,675; and Mr. Ranney, 4,800 shares/$82,200. The number and value of the aggregate restricted stock holdings of Ryerson Tull Class A Common Stock on December 31, 1997 were: Mr. Darnall, 3,654 shares/$50,699; Mr. Novich, 8,654 shares/$120,074; and Mr. Gratz, 1,461 shares/$20,271.
(2) Amounts represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-Qualified Thrift Plan.
(3) Differences between 1995 salary and that in subsequent years reflects extra days of pay due to a change to a salaried payroll system with 24 pay periods per year from one with 26 pay periods per year.
(4) Mr. Darnall, who is also Chairman of Ryerson Tull, received restricted stock awards on July 24, 1996, for Company stock and for Ryerson Tull Class A Common Stock (under the Ryerson Tull 1996 Incentive Stock Plan) valued respectively, at $52,875 and $51,613.
(5) Mr. Novich resigned as Senior Vice President of the Company in May 1996 to devote his entire efforts to serving as President and Chief Executive Officer of Ryerson Tull. His compensation for 1996 includes compensation paid both by the Company and Ryerson Tull.
(6) Mr. Novich's 1997 and 1996 awards consisted of restricted shares of Ryerson Tull Class A Common Stock issued under the Ryerson Tull 1996 Incentive Plan. His 1995 outstanding restricted stock awards of Company common stock were replaced, as of the consummation of the initial public offering of Ryerson Tull Class A Common Stock (the "Offering"), by restricted shares of Ryerson Tull Class A Common Stock in the same ratio as the average value (average closing price of such stock for the first ten trading days following the substitution) that a share of Company common stock bore to the average value of a share of Ryerson Tull Class A Common Stock, which ratio was 1.218254 to 1.
(7) Mr. Novich's 1996 and 1995 options, as shown here, were awarded as options for Company stock under the Company's incentive stock plans. Upon the consummation of the Offering, Mr. Novich's outstanding options for Company stock were replaced by substitute options to purchase Ryerson Tull Class A Common Stock under the Ryerson Tull 1996 Incentive Stock Plan at the ratio and pursuant to the methodology described in footnote (5) above.
(8) Mr. Wiersbe was not an executive officer of the Company in 1995. Compensation for 1996 reflects the full fiscal year.
(9) Mr. Ranney joined the Company in July 1995.

INDIVIDUAL OPTION GRANTS IN 1997

  The following table presents information with respect to individual grants of options made during the last fiscal year to named executive officers and
(b) the present value of such options on the grant date. No grants of options for Company stock were made during the last fiscal year to the named executive officers, except for a grant of Ryerson Tull Class A Common Stock made by the Ryerson Tull Compensation Committee to Mr. Novich.

                     NUMBER OF    PERCENT OF
                     SECURITIES  TOTAL OPTIONS
                     UNDERLYING   GRANTED TO                         GRANT DATE
                      OPTIONS    EMPLOYEES IN   EXERCISE  EXPIRATION  PRESENT
NAME                GRANTED(/1/)  FISCAL YEAR  PRICE(/2/)    DATE    VALUE(/3/)
----                ------------ ------------- ---------- ---------- ----------
Neil S. Novich.....    60,000        18.5%      $14.0625  3/25/2007   $417,600

--------
(1) All options were for Ryerson Tull Class A Common Stock and become exercisable in equal installments on the first three anniversaries of the grant date. The options are transferable, with the advance written consent of the Compensation Committee of the Board of Directors of Ryerson Tull,
    (a) to a spouse or descendants, or (b) to a trust for the benefit of the optionee, his or her spouse or descendants. See "Change in Control of the Company" for option provisions regarding any change in control.
(2) The exercise price is the average of the high and low price of Ryerson Tull's Class A common stock on the New York Stock Exchange Composite Transactions on the date of grant. It may be paid by delivery of already-owned shares, and an optionee may elect to have Ryerson Tull withhold shares of stock (or accept already-owned shares) to satisfy related tax withholding obligations.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1997. The use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the volatility of Ryerson Tull Class A common stock is 32.47% (calculated using monthly stock prices of a comparable peer group for the seven-year period prior to the grant date), the ten-year risk-free interest rate is 6.76%, the annualized dividend rate is $0 per share, and the expected term is seven years. The value of the options depends upon the actual performance of Ryerson Tull Class A Common Stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Ryerson Tull Class A common stock over the exercise price on the date the option is exercised.

YEAR-END OPTION/SAR VALUES

  The following table presents the number of securities underlying the option/SAR holdings of the named executive officers at the end of 1997 and the value of such holdings. No options were exercised by named executive officers in 1997.

                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                                AT FISCAL YEAR-END               AT FISCAL YEAR-END
NAME                     (EXERCISABLE/UNEXERCISABLE)(/1/) (EXERCISABLE/UNEXERCISABLE)(/1/)
----                     -------------------------------- --------------------------------
Robert J. Darnall.......          217,000/67,000                        $ 0
Neil S. Novich..........           50,994/94,282                          0
Dale E. Wiersbe.........           66,920/36,180                          0
Jay M. Gratz............           35,280/24,120                          0
George A. Ranney, Jr....           23,880/24,120                          0

--------
(1) All such options are for common stock of the Company, except for Mr. Novich's, which are for Ryerson Tull Class A Common Stock; value is based on the closing price of the Company's common stock or Ryerson Tull's Class A Common Stock on the New York Stock Exchange Composite Transactions on December 31, 1997.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                             NUMBER     MEASURING ---------------------------------
NAME                     OF SHARES(/1/)  PERIOD   THRESHHOLD (#) TARGET/MAXIMUM (#)
----                     -------------- --------- -------------- ------------------
Robert J. Darnall.......     50,000       (/2/)       25,000           50,000
Dale E. Wiersbe.........     40,000       (/2/)       20,000           40,000
Jay M. Gratz............     20,000       (/2/)       10,000           20,000
George A. Ranney, Jr....     16,750       (/2/)        8,375           16,750

--------
(1) Awards consist of performance awards payable in Company common stock for the measuring period ending December 31, 1998, and in shares of common stock or cash or a combination of cash and stock, at the discretion of the Compensation Committee, for the measuring period ending December 31, 1999. The performance shares will be paid only if the Company achieves specified annual performance goals for operating profit and specified total stockholder return goals established through comparison to specified steel companies during the applicable measuring period. Both goals must be met in order for shares to be paid. The Compensation Committee made no performance awards to Mr. Novich, because the Ryerson Tull Compensation Committee determines Mr. Novich's compensation.
(2) Up to 50% of the shares are payable with respect to the measuring period January 1, 1997 through December 31, 1998. The remainder are payable with respect to the measuring period January 1, 1997 through December 31, 1999.

PENSION BENEFITS; EMPLOYMENT, RETIREMENT AND TERMINATION AGREEMENTS

  The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65 under both the Company and Ryerson Tull Pension Plans. Mr. Novich is covered by the Ryerson Tull Pension Plan. The Company and certain of its subsidiaries and affiliates, including Ryerson Tull, provide pensions under non-contributory plans to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general, benefits are based on an individual's years of service and highest earnings for a consecutive 36-month period during the ten years prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation. Benefits for salaried employees under the Ryerson Tull Pension Plan were frozen as of January 1, 1998. Except for employees eligible for transition rules relating to age and service, no years of service or earnings after December 31, 1997 are taken into account under the Ryerson Tull Pension Plan. All benefit amounts shown below are subject to offset, based upon Social Security earnings.

                              PENSION PLAN TABLE

  AVERAGE
   ANNUAL
EARNINGS FOR
    THE
 APPLICABLE
  YEAR-OF-
  SERVICE                      ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
   PERIOD                --------------------------------------------------------------
------------             5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
                         -------- -------- -------- -------- -------- -------- --------
$  200,000.............. $ 17,000 $ 34,000 $ 51,000 $ 68,000 $ 85,000 $102,000 $119,000
   400,000..............   34,000   68,000  102,000  136,000  170,000  204,000  238,000
   600,000..............   51,000  102,000  153,000  204,000  255,000  306,000  357,000
   800,000..............   68,000  136,000  204,000  272,000  340,000  408,000  476,000
 1,000,000..............   85,000  170,000  255,000  340,000  425,000  510,000  595,000
 1,200,000..............  102,000  204,000  306,000  408,000  510,000  612,000  714,000
 1,400,000..............  119,000  238,000  357,000  476,000  595,000  714,000  833,000
 1,600,000..............  136,000  272,000  408,000  544,000  680,000  816,000  952,000

  As of April 7, 1998, the executive officers named in the Summary Compensation Table were credited with the following years of service under the applicable Pension Plan: Mr. Darnall--35 years; Mr. Novich--3 years; Mr. Wiersbe--27 years; Mr. Gratz--22 years; and Mr. Ranney--17 years.

  Certain pension benefits in excess of the limitations imposed by the Internal Revenue Code will be paid by the Company or Ryerson Tull under unfunded non-contributory supplemental retirement plans. Ryerson Tull has assumed the Company's liabilities under the Company's supplemental retirement plans with respect to current and former employees of Ryerson Tull, including Mr. Novich. For any officer or employee who is age 55 or older with at least five years of service and annual compensation in excess of $150,000 ($160,000 for years after 1996), these plans generally permit the Company (or Ryerson Tull, as applicable) to satisfy obligations to pay benefits upon retirement at age 65 by (a) purchasing annuities (and paying a tax gross-up to the officer or employee) or (b) paying a lump sum amount at the time of retirement. Neither the Company nor Ryerson Tull established any such annuities or individual letters of credit for named executive officers in 1997.

  In the event of a change in control (as defined in the applicable plan), all benefits accrued under the pension plan and under the supplemental retirement plans will become vested and distributable to participants as provided by the terms of the plans. If, within three years of a change in control, there is an event of termination, merger or consolidation of the pension plan, substantial reductions in accruals or a transfer of assets to another plan, and if the pension plan has more assets than necessary to pay benefit obligations, the surplus assets will first be used to provide retiree medical benefits and then will be used to provide additional benefits. During this three-year period, limitations have been placed on amendments to the pension plan.

  To supplement retirement benefits to employees of the Company and its affiliates who participate in the Inland Steel Industries Thrift Plan and whose benefits under the Thrift Plan are limited by the provisions of Sections 415 and 401(a)(17) of the Code, the Company established a Nonqualified Thrift Plan. Generally, the Nonqualified Thrift Plan permits eligible employees to make contributions to the Nonqualified Thrift Plan in an amount not exceeding 10 percent of base compensation and to receive matching contributions of 100 percent of such contributions that do not exceed 5 percent of base compensation. Matching contributions under the Nonqualified Thrift Plan become vested in the same manner as matching contributions under the Thrift Plan. Benefits under the Nonqualified Thrift Plan are paid from the Company's general assets. Benefits under the Nonqualified Thrift Plan are generally paid in a lump sum at the time of termination. Certain Ryerson Tull employees participate in its Nonqualified Savings Plan which provides benefits which are substantially similar to the Nonqualified Thrift Plan.

  The Company has an Agreement with Mr. Ranney that provides that Mr. Ranney's aggregate pension benefits will be calculated (unless he chooses to leave the company or is discharged for cause within five years of his rehire date of July 23, 1995) as if he had been continuously employed by the Company since February 26, 1973, but reduced by the actuarial equivalent of the pension benefit, if any, payable to Mr. Ranney for such period by Mayer, Brown & Platt, a Chicago law firm of which Mr. Ranney is a partner. Amounts payable pursuant to this provision will be paid in the same form as benefits payable under the Company's supplemental retirement plan. The Agreement also guarantees Mr. Ranney three years of salary and benefits but reduces any payments made under his change in control agreement by any payments under the three-year guarantee. Under the Agreement, Mr. Ranney can retain his law firm partnership but cannot receive financial benefit from the firm for his work with the Company.

CHANGE IN CONTROL OF THE COMPANY

  Upon the occurrence of a change in control event of the Company, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months will not be cashed out until six months after the grant date and (b) restricted stock awards may immediately vest; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

  The Company has entered into agreements with each of the named executive officers, the present terms of which expire on December 31, 1998, but which are automatically extended for additional one-year periods thereafter, unless the Company gives notice prior to June 30 that it does not wish to extend such agreements for another year or unless a change in control (as defined below) of the Company or other limited events occur. The Company has not given such notice of nonrenewal during 1998.

  With respect to Messrs. Darnall, Gratz, Ranney and Wiersbe, these agreements generally provide that if an executive's employment is terminated within three years after a change in control of the Company, either (i) by the Company other than for cause or other than as a consequence of death, disability or retirement or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or a significant relocation of the executive's principal place of business, he or she will receive: (a) a lump sum payment equal to three times the sum of (1) the current annual base salary plus (2) the average annual incentive bonus paid for the five years preceding termination of employment; (b) cash in lieu of any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans;
(c) cash equal to the value of outstanding stock options granted under the Company's stock option plans at specified prices; (d) vesting of outstanding performance awards that would have been earned for the year in which the change in control occurs had the applicable performance targets been satisfied for that year; (e) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 36 months after termination of employment; (f) cash in lieu of three years of additional accrued benefits under the Company pension plan; and (g) legal fees and expenses incurred as a result of such termination. The Company has also entered into change in control agreements with Mr. Novich and other executives that are generally the same as the agreements with Messrs. Darnall, Gratz, Ranney and Wiersbe, but provide protections and, if applicable, payments for a period of 24 months (rather than 36 months) following a change in control of the Company. The agreements do not limit or reduce any benefits that the executive may be entitled to receive pursuant to any other agreement upon a change in control of the Company. The agreements provide that the executive will be paid an additional amount equal to any excise tax imposed. While this provision will preserve the severance agreement benefits for the executives, the Company will not be entitled to a federal income tax deduction for this excise tax payment.

  For purposes of the Agreements, a "change in control of the Company" shall generally be deemed to occur if (i) any person becomes the owner of 40% or more of the combined voting power of the Company's then-outstanding securities; (ii) during any two-year period, the majority of the Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved;
(iii) holders of the Company's voting securities approve a merger or consolidation with another company in which the Company's voting securities, in combination with voting securities held by any trustee or fiduciary under any Company employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity;
(iv) holders of the Company's voting securities approve a complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (v) there occurs, with respect to a "Related Company," (a) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities,
(b) a merger or consolidation of a Related Company with a person in which a majority-owned direct or indirect subsidiary of the Company does not own at least 50% or more of the combined voting power of the surviving entity or, (c) the sale or disposition of all or substantially all of the assets of a Related Company to a person other than the Company or a majority-owned subsidiary of the Company. A "Related Company" is an executive's employer, a direct or indirect parent of the employer or a subsidiary of the employer that is also a significant subsidiary of the Company within the meaning under Rule 405 of the Securities Act of 1933.

  No "change in control" of the Company is deemed to occur if the transaction includes or involves a sale to the public or a distribution to Company holders of voting securities of more than 50% of the voting securities of the executive's employer or a parent of that employer, and such employer or parent agrees to become a successor to the Company under the executive's agreement, or if the executive is covered by an agreement which provides benefits on a change in control of the executive's employer under circumstances described in paragraphs (a), (b) or (c) in the paragraph above. No "change in control" of the Company is deemed to occur with respect to an executive if the event first giving rise to a "potential change in control" of the Company (as described below) involves a publicly announced transaction or proposed transaction which has not been previously approved by the Board, the executive is part of a "purchasing group" which consummates the change in control transaction or the change in control of the Company would otherwise occur under circumstances described in paragraph (iv) next above due to the sale of a significant subsidiary of the Company, which significant subsidiary constitutes all or substantially all of the assets of the Company, and the executive is not an employee of the Company or the significant subsidiary which is part of the transaction. Generally, the executive will be considered to be part of a "purchasing group" if he or she is an equity participant in the purchasing company or group, other than passive ownership of less than one percent of stock of the purchasing company or insignificant equity participation in the purchasing company or group as determined by a majority of the continuing non-employee members of the Board.

  The agreements also provide benefits if the executive's employment is terminated by the Company for a reason other than cause coincident with or prior to a change in control and within twelve months after the occurrence of a "potential change in control" of the Company if a change in control or certain other limited events occur coincident with or within six months after his or her termination. A "potential change in control" generally occurs if
(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a change in control, (iii) any person who is or becomes the owner of 9.5% or more of the combined voting power of the Company's then-outstanding securities increases his or her beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreements, or (iv) the Board of Directors of the Company adopts a resolution that a potential change in control of the Company has occurred for purposes of the agreements.

  Ryerson Tull has also entered into an agreement with Mr. Novich in the event that his employment with Ryerson Tull is terminated following a change in control of Ryerson Tull (defined to include events with respect to Ryerson Tull similar to those that constitute a change in control under the Company Agreements with respect to the Company). This agreement provides benefits substantially similar to those provided under his Company change in control agreement. To the extent that an executive becomes entitled to benefits under a Ryerson Tull Agreement and a Company Agreement upon a change in control, benefits payable under the Company Agreement will be reduced by the amount of benefits payable under the Ryerson Tull Agreement.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following chart compares the Company's cumulative total stockholder return on its common stock for the five-year period ended December 31, 1997, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Steel Index (the "S&P Steel Index"), both of which indices include the Company. This comparison assumes the investment of $100 on December 31, 1992 and the reinvestment of dividends. In addition to the Company, the S&P Steel Index includes Allegheny Teledyne, Inc., Armco, Inc., Bethlehem Steel Corporation, Nucor Corp., the U.S. Steel Group of USX Corporation and Worthington Industries, Inc.

                                     LOGO

                             ELECTION OF AUDITORS

  Proxies not limited to the contrary will be voted for the election of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the year 1998. Any proxy indicating a contrary choice will be voted in accordance with that choice. Price Waterhouse LLP has audited the accounts of the Company since 1918.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS.

                             STOCKHOLDER PROPOSAL

  Greenway Partners, L.P., 277 Park Avenue, New York, New York 10172, has advised the Company that it intends to present the following proposals for consideration and action at the Annual Meeting:

                             RYERSON TULL PROPOSAL

  "RESOLVED, that it is hereby recommended that the Board of Directors distribute Inland's ownership of Ryerson Tull to its shareholders through a spin-off transaction or the issuance of "letter stock'."

STATEMENT IN SUPPORT OF PROPOSAL

  This stockholder has submitted the following statement in support of the proposal:

  "Ryerson Tull could be spun off by the Company making a dividend to its shareholders of shares of Ryerson Tull's capital stock. As a consequence, Ryerson Tull would cease to be a subsidiary of the Company and the shareholders of the Company at the time of the dividend would also own the shares of Ryerson Tull. Alternatively, the issuance of "letter stock' through a dividend would entail an amendment to the Company's charter to create a class of stock, commonly known as "letter stock,' that would be designed to reflect the financial performance of Ryerson Tull and would have such rights and attributes as would be determined by the Company's Board of Directors.

  "The proponent and the other participants described below and their associates and affiliates own over 4,400,000 shares of Inland, making them one of the largest stockholders with over 9%. We continue to believe that the stock market is not yet granting Inland and Ryerson Tull the full benefits of a separation into two independent companies because Inland still holds approximately 87% of the economic interest in Ryerson Tull--the largest metals service center in the United States.

  "We believe value can be created for shareholders if Inland distributes its ownership of Ryerson Tull to Inland shareholders. Alternatively, if more advantageous from a tax point of view, Inland could instead distribute to its shareholders a so-called "letter stock' reflecting Inland's economic interest in Ryerson Tull's business. We suggested the use of "letter stock' last year in answer to management's allegation then that federal income taxes would increase significantly if Ryerson Tull were spun off and its income could no longer be offset by Inland's substantial tax loss carryforwards. Distributing "letter stock,' we believe, solves any tax concerns.

  "Spin-offs have become a much admired and accepted practice which allow managements to become more focused upon and more accountable for their respective businesses. Investors, potential capital sources and analysts are able to price more efficiently the separate businesses.

  "Companies such as AT&T/Lucent; Pacific Telesis/Air Touch; Sears Roebuck/Dean Witter Discover; and Santa Fe Energy/Monterey Resources have had an initial public offering of less than 20% of the economic interest in one of their separate businesses followed by a spin-off distribution of the remaining equity interest to their shareholders. We urge Inland to follow this successful pattern with Ryerson Tull.

  "Likewise, the concept of "letter stock' is not new and has been used in the steel industry by USX Corp. Although USX Corp. remains as one company, its steel, oil and natural gas businesses trade separately as "letter stocks.' Similarly, the Hughes Electronics business of General Motors trades as a "letter stock,' as did Electronic Data Systems until its full spin-off.

  "Following the distribution of Ryerson Tull through a spin-off or the issuance of "letter stock,' we believe Ryerson Tull would be a higher multiple stock than at present that could be used to purchase other metals service centers or to raise cash in the public market for business expansion.

  "We also continue to believe some consolidation in the domestic steel industry is desirable and should occur as is happening among foreign producers. As a steel producer, Inland ranks only sixth in the nation, with annual revenues of approximately $2.5 billion. Given Inland's size in the steel industry, Inland's Board also should consider actively seeking a merger partner.

  "We recommend that the shareholders vote FOR the adoption of the foregoing shareholder proposal."

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO STOCKHOLDER PROPOSAL

  On March 17, 1998, the Company announced that it has entered into a binding letter agreement to sell Inland Steel Company to Ispat International N.V. ("Ispat International"). As part of the transaction, Ispat International will pay to the Company (i) $650 million for the common stock of Inland Steel Company, (ii) $238.2 million for preferred stock of Inland Steel Company,
(iii) the amount of Inland Steel Company intercompany debt at the closing, which amount was $230.7 million at December 31, 1997 and (iv) assume debt owed to third parties of approximately $307.9 million. The Company intends to distribute a significant portion of the net proceeds from the sale to its stockholders through stock repurchases, dividends or a combination thereof. Following the sale, the Company's primary business will be metals distribution, presently conducted by Ryerson Tull. The Company is currently considering a plan to combine with Ryerson Tull into one entity subsequent to the closing of the sale. The transaction is subject to a definitive agreement, antitrust clearance, other closing conditions, and the need to give the United Steelworkers of America the opportunity to make an offer to purchase Inland Steel Company. The Board of Directors believes that the proposed transaction is in the best interest of stockholders and will effect the separation of Ryerson Tull from Inland Steel Company in a more advantageous manner than the spin-off suggested by the Proponent.

  In addition to repeating its spin-off proposal from 1997, Proponent has submitted as an alternative the possible issuance of "letter stock" reflecting the Company's ownership of Ryerson Tull. The Board believes that creating the proposed "letter stock" when there is already a publicly traded class of Ryerson Tull equity would be confusing and undesirable. Moreover, the Board believes that the proposed sale of Inland Steel Company is a better way to separate it from Ryerson Tull.

  Your Board carefully considered the proposal this year as it did last year. The Board's goal is to increase stockholder value, an objective it shares with the Proponent and all other stockholders. The Board believes that it is in the best position to develop and evaluate alternatives and reach a conclusion as to the best course of action. The Board believes that the proposed sale of Inland Steel Company to Ispat International is the best course of action and that the proposed spin-off of Ryerson Tull should be rejected at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" ADOPTION OF THE PROPOSAL.

VOTE REQUIRED

  Approval of this proposal requires the affirmative vote of a majority of the votes of the voting securities of the Company present in person or represented by proxy and entitled to vote thereon at the meeting. Votes that are withheld will have the effect of votes against this proposal, while broker non-votes will not affect the outcome.

                       SHAREHOLDER RIGHTS PLAN PROPOSAL

  "RESOLVED, that it is hereby recommended that the Board of Directors terminate the Rights Agreement dated November 25, 1997 and redeem the rights distributed thereunder unless the Rights Agreement is approved by the affirmative vote of shareholders at a meeting and that this policy of shareholder approval apply to all "rights plans" considered at any time by the Board."

STATEMENT IN SUPPORT OF PROPOSAL

  This stockholder has submitted the following statement in support of the proposal:

  "The Company's Board of Directors has determined, without seeking shareholder approval, to renew a rights plan scheduled to expire on December 17, 1997 by approving a new Rights Agreement dated November 25, 1997 (the "Renewed Rights Agreement"), and distributing rights thereunder to the shareholders on November 25, 1997.

  "The proponent believes that these devices, often called "poison pills," serve to insulate management from direct shareholder accountability. Indeed, the Company's actions in instituting the Renewed Rights Agreement without a vote of its shareholders demonstrates such insulation. This resolution merely asks that when the Company seeks to "protect" its shareholders through a "rights plan" that it first asks its shareholders opinion.

  "We recommend that the shareholders vote FOR the adoption of the foregoing shareholder proposal."

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO STOCKHOLDER PROPOSAL

  In 1987, the Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan") pursuant to which the Company authorized the distribution of one preferred stock purchase right

(a "Right") for each share of outstanding common stock. On November 25, 1997, the Board renewed the Rights Plan which was scheduled to expire on December 17, 1997. The Board adopted and renewed the Rights Plan to guard against potential abuses and to ensure that all of the Company's stockholders are treated fairly in the event of an unsolicited takeover attempt of the Company.

  The Board continues to believe, as it did when the Rights Plan was first adopted, that in the event of an unsolicited offer for control of the Company, the Rights Plan will allow the Board more time and flexibility to evaluate the adequacy of a potential offer, to develop alternatives which may better maximize stockholder value and, if deemed appropriate, to negotiate the highest possible price from a potential acquiror. The Rights Plan does not prevent unsolicited offers from occurring, nor prevent an acquisition at a price that is fair and equitable for all stockholders. Instead, the Rights Plan encourages a potential bidder to negotiate in good faith with the Board of Directors, which is in the best position to negotiate on behalf of all stockholders. The Board may amend or redeem the Rights and eliminate the Rights Plan to facilitate an acquisition that the Board determines is in the best interests of all stockholders.

  A number of companies with stockholder rights plans have received unsolicited takeover offers, and their boards have redeemed their rights after determining that the negotiated price adequately reflected the value of the company and that the acquisition was in the best interests of all stockholders. In fact, two independent studies, one conducted in 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, and the other conducted in 1993 and confirmed in 1995 by Robert Comment and G. William Schwert of the Bradley Policy Research Center, University of Rochester, found that companies with rights plans that were acquired received higher takeover premiums than those companies acquired without rights plans.

  Moreover, without the Rights Plan, a person could more easily acquire over 20% of the Company's common stock in the open market or privately negotiated purchases, thereby acquiring undue influence or de facto "control" over the
                                                --------
Company. Your Board believes that the acquisition of effective (but less than 100%) control of the Company in such a manner is undesirable because it may occur without each stockholder being paid his pro rata share of the premium that "control" of a publicly traded company normally commands.

  In deciding to adopt and to renew the Rights Plan, the Company's Board of Directors considered its fiduciary responsibilities carefully, sought and carefully weighed information and advice from experienced, independent advisors, and drew on its collective experience with many other companies and its extensive knowledge of the Company's own business and circumstances. Your Board finds no merit in the Proponent's assertion that the Rights Plan reduces the accountability of management to the stockholders. Eight of the nine members of the Board are independent directors, not members of management, and all directors recognize their obligation to use or redeem the Rights Plan in any particular situation in the best interest of stockholders. Rights plans have been adopted by the boards of over 2,500 corporations without stockholder approval. No such approval is required. Your Board believes that the Rights Plan continues to serve the best interests of the Company and its stockholders because it represents a reasonable means of addressing and protecting against potentially abusive and coercive tactics associated with unsolicited takeover attempts.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" ADOPTION OF THE PROPOSAL.

VOTE REQUIRED

  Approval of this proposal requires the affirmative vote of a majority of the votes of the voting securities of the Company present in person or represented by proxy and entitled to vote thereon at the meeting. Votes that are withheld will have the effect of votes against this proposal, while broker non-votes will not affect the outcome.

                   PROPOSALS OF HOLDERS OF VOTING SECURITIES

  To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting, proposals of holders of voting securities must be received in writing by the Secretary of the Company no later than December 18, 1998 and must comply with the requirements of the Securities and Exchange Commission. Proposals not included in a proxy statement for an annual meeting must comply with an advance notice procedure set forth in the By-laws of the Company in order to be properly brought before that annual meeting of stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,

                                          CHARLES B. SALOWITZ, Secretary

April 17, 1998
Chicago, Illinois

-------------------------------------------------------------------------------

Holders of voting securities, whether or not they expect to be present in person at the Annual Meeting, are requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

                                                                      NOTICE OF
                                                                 ANNUAL MEETING
                                                                OF STOCKHOLDERS
                                                            AND PROXY STATEMENT

                                           ------------------------------------

                                                  INLAND STEEL INDUSTRIES, INC.
                                                                           1998

PROXY                                                                      PROXY
                         Inland Steel Industries, Inc.

                        Confidential Voting Directions
                Solicited on Behalf of the Board of Directors

     As a Participant in the Inland Steel Industries Thrift Plan or in the Ryerson Tull Savings Plan, I hereby direct LaSalle National Bank, as Trustee of the Inland Steel Industries Thrift Plan ESOP Trust which forms a part of each of such plans, to vote all shares of common stock and all shares of Series E ESOP Convertible Preferred Stock of Inland Steel Industries, Inc. that are credited to my accounts in the ESOP Trust as of April 1, 1998 at the Annual Meeting of Stockholders of the Company to be held May 27, 1998 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, ALL SHARES ALLOCATED TO THE UNDERSIGNED'S PLAN ACCOUNTS WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE SPIN-OFF OF OR ISSUANCE OF LETTER STOCK FOR RYERSON TULL, INC., AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE RIGHTS AGREEMENT, AND AT THE DISCRETION OF THE TRUSTEE OR ITS PROXIES UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. The trustee shall vote all shares allocated to participants' Plan accounts for which properly completed confidential voting directions are not received prior to 5:00 p.m., Chicago time, on May 26, 1998 and all unallocated shares held in the ESOP trust in the same proportion as the shares with respect to which properly completed confidential voting directions have been timely received from participants in the ESOP Trust.

                        (Please complete on other side)


                                                   INLAND STEEL INDUSTRIES, INC.
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                                                          For All     The Board of Directors Recommends a Vote For
1. Election of Directors                                      For Withheld Except     Items 1 and 2 and a Vote AGAINST Item 3 and 4.
   Nominees: A. Robert Abboud, Robert J. Darnall, James
             A. Henderson, Robert B. McKersie, Leo F.         [_]   [_]     [_]   _________________
             Mullin, Jean-Pierre Rosso, Joshua I. Smith,                          Nominee Exception
             Nancy H. Teeters and Arnold R. Weber.
                                                              For Against Abstain
2. The election of Price Waterhouse LLP as auditors for the   [_]   [_]     [_]
   year 1998.

3. Stockholder proposal regarding the spin-off or             For Against Abstain
   issuance of letter stock for Ryerson Tull, Inc.            [_]   [_]     [_]

4. Stockholder proposal regarding the Rights                  For Against Abstain
   Agreement.                                                 [_]   [_]     [_]

5. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.

             Dated:___________________________, 1998
Signature___________________________________________
____________________________________________________
Please date, sign and return promptly.


                       INSTRUCTIONS TO PLAN PARTICIPANTS

  Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct LaSalle National Bank, as Trustee of the ESOP Trust, to vote your shares in the Plan.

  All shares of both the Company's common stock and its Series E ESOP Convertible Preferred Stock allocated to your accounts in the Inland Steel Industries Thrift Plan or Ryerson Tull Savings Plan, as applicable, whether vested or unvested, will be voted by LaSalle National Bank, Chicago, Illinois, as the ESOP Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE ESOP TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNTS IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTIONS. THE ESOP TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 26, 1998 AND ALL UNALLOCATED SHARES HELD IN THE ESOP TRUST, IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE ESOP TRUST.

  PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 26, 1998.

  If, in addition to being a Participant with an account in the ESOP Trust, you were a stockholder of the Company on April 1, 1998, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants with an account in the ESOP Trust who are also stockholders of the Company.

PROXY                                                                      PROXY
                         INLAND STEEL INDUSTRIES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Darnall, George A. Ranney, Jr. and Charles B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 27, 1998 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE SPIN-OFF OF OR ISSUANCE OF LETTER STOCK FOR RYERSON TULL, INC., AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE RIGHTS AGREEMENT, AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                        (Please complete on other side)

                         INLAND STEEL INDUSTRIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

        The Board of Directors Recommends a Vote FOR Items 1 and 2 and
                         a Vote AGAINST Items 3 and 4.

1.   Election of Directors
     Nominees: A. Robert Abboud, Robert J. Darnall, James A. Henderson, Robert
     B. McKersie, Leo F. Mullin, Jean-Pierre Rosso, Joshua I. Smith, Nancy H. Teeters and Arnold R. Weber.

                 For all
     For Withheld Except

     [ ]   [ ]     [ ]

-----------------
Nominee Exception

2.   The election of Price Waterhouse LLP as auditors for the year 1998.

     For Against Abstain

     [ ]   [ ]     [ ]

3. Stockholder proposal regarding the spin-off of or issuance of letter stock for Ryerson Tull, Inc.

     For Against Abstain

     [ ]   [ ]     [ ]

4.   Stockholder proposal regarding the Rights Agreement

     For Against Abstain

     [ ]   [ ]     [ ]

5. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.

                                  Dated: _________________________________, 1998

Signature(s)____________________________________________________________________

________________________________________________________________________________
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date and return promptly.

Dear Stockholder:

  Enclosed are your Proxy and Proxy Statement for the 1998 Annual Meeting of Stockholders of Inland Steel Industries, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

  If, in addition to being a stockholder of the Company on April 1, 1998, you are a participant with accounts in the Company's ESOP Trust, you also will receive Confidential Voting Directions and Instructions to Plan Participants from the Company. You are requested to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

  PLEASE VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.